UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2016

Ares Management, L.P.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36429 (Commission File Number)	80-0962035 (IRS Employer Identification No.)

2000 Avenue of the Stars, 12th Floor Los Angeles, CA	90067
(Address of principal executive offices)	(Zip Code)

(310) 201-4100

(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                                           Regulation FD.

In connection with meetings with certain current and prospective investors in its affiliated funds and vehicles, Ares Management, L.P. (the “Company”, “we” or “our”) is disclosing the information set forth below.  As previously announced in our press release on January 29, 2016, we will report our fourth quarter and full-year 2015 financial results prior to the opening of the New York Stock Exchange on Monday, February 29, 2016.

As of December 31, 2015, our AUM was approximately $93.6 billion and our fee earning AUM was approximately $68.3 billion.

AUM by group as of December 31, 2015 was $29.6 billion for the Tradable Credit Group, $32.6 billion for the Direct Lending Group, $21.1 billion for the Private Equity Group and $10.3 billion for the Real Estate Group.  Fee earning AUM by group as of December 31, 2015 was approximately $26.7 billion, $23.4 billion, $11.4 billion and $6.8 billion, respectively.

As previously announced, General Electric Capital Corporation and GE Global Sponsor Finance LLC (collectively, “GE”) exited from corporate lending sectors in the U.S. and Europe.  Our AUM figures include the impact of the loss of unfunded capital that we previously managed with GE, which reduced our AUM by $5.7 billion in the aggregate in the fourth quarter ($2.6 billion in Tradable Credit and $3.1 billion in Direct Lending) but resulted in no change to fee earning AUM.  The $5.7 billion fourth quarter reduction in AUM associated with GE was more than offset primarily by net new equity and debt commitments of $9.9 billion during the fourth quarter.

During the first quarter of 2016, we are combining our Tradable Credit Group and Direct Lending Group to form a single segment called the Ares Credit Group in order to manage Ares’ broad array of credit products in a more effective manner.  With total combined AUM of $62.2 billion and fee earning AUM of $50.1 billion as of December 31, 2015, the Credit Group will offer comprehensive and global credit management client solutions and be well positioned to capitalize on future growth opportunities.  We do not expect any material changes to existing strategies, teams or portfolio management as a result of the combination.  Ares will begin reporting the new Credit Group as an operating segment for the quarter ending March 31, 2016.

“AUM” refers to the assets we manage. For our funds other than collateralized loan obligations (“CLOs”), our AUM represents the sum of the net asset value of such funds, the drawn and undrawn debt (at the fund-level including amounts subject to restrictions) and uncalled committed capital (including commitments to funds that have yet to commence their investment periods). For our funds that are CLOs, our AUM represents subordinated notes (equity) plus all drawn and undrawn debt tranches.

“Fee earning AUM” refers to the AUM on which we directly or indirectly earn management fees. Fee earning AUM is equal to the sum of all the individual fee bases of our funds that contribute directly or indirectly to our management fees.

“Our funds” refers to the funds, alternative asset companies and other entities and accounts that are managed or co-managed by subsidiaries of Ares Management, L.P. It also includes funds managed by Ivy Hill Asset Management, L.P., a wholly owned portfolio company of Ares Capital Corporation (Nasdaq: ARCC), and a registered investment adviser.

The information disclosed under this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES MANAGEMENT, L.P.

	By:	Ares Management GP LLC, its general partner

Date: February 16, 2016	By:	/s/ Michael D. Weiner
		Name:	Michael D. Weiner
		Title:	Executive Vice President, Chief Legal Officer & Secretary